Exhibit 3.36
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF FORMATION
OF
REED-HYCALOG INTERNATIONAL HOLDING, LLC

FIRST:	The name of the limited liability company is Reed-Hycalog International Holding, LLC

SECOND:	The amendment changes article first of the original articles of organization. The article will be amended to read:

The name of the limited liability company is ReedHycalog International Holding, LLC
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation this 22 day of January, 2003.

Grant Prideco, Inc. (Sole Member)
By:	/s/ Philip A. Choyce
Philip A. Choyce, Vice President